Exhibit 99.1

FAIRPOINT COMMUNICATIONS DECLARES
FOURTH QUARTER DIVIDEND

CHARLOTTE, N.C. (PR NEWSWIRE) – December 14, 2007– The Board of Directors of FairPoint Communications, Inc. (NYSE: FRP) today declared a dividend of $0.39781 per share on FairPoint’s common stock.  The dividend is payable on January 16, 2008 to shareholders of record at the close of business on December 31, 2007.

About FairPoint
FairPoint Communications, Inc. is an industry leading provider of communications services to rural and small urban communities across the country. Today, FairPoint owns and operates 30 local exchange companies in 18 states offering advanced communications with a personal touch including local and long distance voice, data, Internet, video and broadband services. FairPoint is traded on the New York Stock Exchange under the symbol FRP.  Learn more at www.fairpoint.com.

This press release may contain forward-looking statements by FairPoint that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission ("SEC"), including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the SEC.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.  Source: FairPoint Communications, Inc., www.fairpoint.com.

SOURCE:             FairPoint Communications, Inc. (www.fairpoint.com)

CONTACTS:      Investors - Brett Ellis, 866-377-3747; bellis@fairpoint.com or
                             Media – Rose Cummings, 704-602-7304; rcummings@fairpoint.com